Exhibit 16.1

February 14, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.) under Item 4.01 of its Form 8-K dated February 14, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp